UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):

4/26/07

COLUMBIA BANKING SYSTEM, INC.

(Exact name of registrant as specified in its charter)

Washington	0-20288	91-1422237
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1301 A Street Tacoma, WA	98402
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (253) 305-1900

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02(c) Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

On April 26, 2007, Columbia Banking System, Inc. (“Company”) announced that Kent L. Roberts, 56, Senior Vice President and Director of Human Resources was promoted to Executive Vice President.

Columbia Bank, the Company’s wholly owned subsidiary, had previously entered into a Change in Control Agreement with Mr. Roberts effective December 4, 2006. Under the terms of this agreement, in the event his employment is terminated in connection with a change in control (as defined in the agreement), he will receive severance benefits equal to one time his then-current annual base salary, vesting of all stock options and lapse of all restrictions with respect to restricted stock awards.

Mr. Roberts is not a party to any transaction with the Company that would require disclosure under Item 404(a) of Securities and Exchange Commission Regulation S-K. There are no arrangements or understandings between Mr. Roberts and any other person(s) pursuant to which he was selected as an executive officer. Mr. Roberts joined the Company in December 2006. Prior to that time, Mr. Roberts served as the Vice President, Organizational Development of Bird’s Eye Foods, the parent company of Nalley’s and Tim’s Cascade Potato Chips.

A copy of the press release announcing Mr. Roberts’ promotion is attached hereto as Exhibit 99.1, which is incorporated herein by reference.

Item 9.01 Financial Statements and Exhibits

(a)	Financial statements. – not applicable

(b)	Pro forma financial information. – not applicable

(c)	Shell company transactions – not applicable

(d)	The following exhibit is being furnished herewith:

99.1 Press Release of Columbia Banking System, Inc. dated April 26, 2007

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

COLUMBIA BANKING SYSTEM, INC.

Date: May 2, 2007	/s/ Melanie J. Dressel
Melanie J. Dressel
President and Chief Executive Officer